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                                                                      EXHIBIT 99


THE SCOTTS COMPANY INCREASES NET INCOME OUTLOOK FOR FISCAL 2002; NET INCOME INCREASE TO EXCEED 60 PERCENT, CONSUMER PURCHASES REMAIN STRONG


MARYSVILLE, Ohio, Sept. 26 /PRNewswire-FirstCall/ -- The Scotts Company (NYSE:
SMG), the global leader in the consumer lawn and garden industry, today said it expects net income for the year ending September 30 to increase 60 to 65 percent compared to last year's results. In July, the Company raised its net income estimate for the year to a range of 50 to 60 percent from the original estimate of 45 to 50 percent.

Strong fourth quarter sales have fueled the newly revised estimate.

Additionally, consumer takeaway of Scotts products in the United States has remained strong. Through mid-September, consumer purchases of Scotts products on a fiscal year-to-date basis are about 11 percent higher than last year at the Company's largest retail partners.

The Company also continues to expect year-end inventory and debt levels to be reduced as part of its successful working capital management initiative resulting in increased free cash flow in fiscal 2002.

"The results we expect to report next month are evidence of the outstanding job we have done this year in executing our strategy in nearly every aspect of the business," said James Hagedorn, president and chief executive officer. "In every product category in the United States, consumer purchases of our products have increased and we expect overall point-of-sale data to show a double-digit increase at our largest retailers for the full fiscal year.

"We have executed our return on invested capital initiatives and, as a result, expect to meet or exceed our anticipated cost savings of $30 million for the year, giving us confidence in our ability to exceed our net income targets for the year."

The guidance for net income in fiscal 2002 excludes restructuring and other non-recurring gains and charges. Last year, Scotts reported net income of $63.7 million excluding those items.

The Company intends to report fourth quarter earnings on October 31, 2002 and hold a conference call that same day to discuss its results.

About Scotts

The Scotts Company is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional horticulture as well. The Company owns the industry's most recognized brands. In the U.S., the Company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands are market leading in their categories, as is the consumer Roundup(R) brand which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, Scotts' brands include Weedol(R) Pathclear(R), Evergreen(R), Levington(R) Miracle-Gro(R), KB(R), Fertiligene(R) and Substral(R).

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the





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Company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:

     - Adverse weather conditions could adversely affect the Company's sales and financial results;

     - The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;

     - The Company's substantial indebtedness could adversely affect the Company's financial health;

     - Public perceptions regarding the safety of the Company's products could adversely affect the Company;

     - The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;

     - The expiration of certain patents could substantially increase the Company's competition in the United States;

     - Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and

     - The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company's publicly filed quarterly, annual, and other reports.







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